IMPORTANT NOTICE
 CONCERNING PEACHTREE PARTNERS’ $12 PER UNIT OFFER

PLEASE READ

June 8, 2012

Dear Limited Partner of Boston Financial Tax Credit Fund VIII, A Limited Partnership (the “Fund”):

We at Boston Financial recently learned that you may have received an offer to purchase your limited partnership units in the Fund (“Units”) from an entity named Peachtree Partners (“Peachtree”).  Peachtree is not affiliated with the Fund, the general partner of the Fund (the “General Partner”) or any affiliates of the General Partner.  The General Partner is recommending that you do not tender your Units to Peachtree.  Limited Partners should carefully consider the following factors, which the General Partner considered and believes support its recommendation not to tender Units in the Peachtree offer:

♦	You will lose the right to participate in the Fund’s projected final distribution of approximately $17 per Unit during 2012.

The Fund is in the process of selling its interests in properties in anticipation of winding up its business.  The Fund disposed of one of these properties, Oak Knoll Renaissance, located in Gary, Indiana, in May 2012, yielding $2,015,000 in net proceeds to the Fund.  Furthermore, the General Partner is in negotiations with potential buyers to dispose of its interests in the final three Local Limited Partnerships in 2012 and, following these dispositions, the General Partner expects to make a final distribution to Limited Partners in 2012 of approximately $17 per Unit.  Limited Partners who tender their Units will be transferring to Peachtree their right to receive their final distribution from the Fund of approximately $17 per Unit.  While the General Partner believes that the Fund will make a final distribution, there can be no assurance as to the timing, amount or occurrence of any such distribution.

♦	You will pay up to $100 in transfer fees.

Peachtree’s offer is not net of transfer fees, which means that a Limited Partner who sells Units to Peachtree will be required to pay a transfer fee of up to $100.  Thus, for example, if you transfer 10 Units, most of your sale proceeds will be used to pay transfer costs.  If you transfer 25 Units, then over 30% of your sale proceeds will be used to pay transfer costs.  Furthermore, Peachtree has not explained whether Units will be purchased on a pro rata basis or on a first-come first-served basis.  Peachtree could choose to repurchase shares in a manner that maximizes the relevant transfer fees and minimizes the amount of proceeds payable to tendering Unit holders.  You will not incur any transfer fees if you hold your Units through the liquidation of the Fund.

The General Partner’s recommendation that you not tender your Units in Peachtree’s offer is based on the factors outlined above.  However, you should decide whether or not to tender your Units based on your individual circumstances.  If you decide to sell your Units, it does not mean that you should tender your Units in Peachtree’s offer.  Before doing so, you should speak with your financial advisor and tax advisor and investigate opportunities to sell your Units on the secondary market.  Attached to this letter is a list of toll-free numbers of secondary market firms that have traded in Units.

You should note that Peachtree’s offer is what is commonly referred to as a “mini-tender offer”. Mini-tender offers avoid many of the investor protections afforded for larger tender offers, including the filing of disclosure and other tender offer documents with the SEC, and other procedures required by United States securities laws.  The SEC has issued an investor alert regarding mini-tender offers.  The SEC noted that “some bidders make mini-tender offers at below-market prices, hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price.”  The SEC’s advisory may be found on the SEC’s website at http://www.sec.gov/ investor/pubs/minitend.htm.

This Notice contains forward-looking statements. When used in this Notice, the words “may,” “believe,” “anticipate,” “expect,” “intend” and similar expressions are intended to identify forward-looking statements; however, not all forward-looking statements will contain such expressions.  Such statements are subject to a number of risks and uncertainties. Actual results or events in the future could differ materially from those described in the forward-looking statements as a result of the General Partner’s inability to find suitable purchasers for the Fund’s interests in properties, the inability to agree on an acceptable purchase price or contract terms for any sale of such interests, fluctuations in the market value of the properties, general economic conditions and other factors.  These factors may affect both the amount of distributions ultimately made by the Fund and the timing of such distributions and the liquidation of the Fund.  The General Partner does not intend to update any forward-looking statements to reflect the occurrence of any future events or circumstances; however, information concerning the Fund will be available in the filings that the Fund makes with the SEC.  These filings, as well as the Fund’s most recent periodic reports which contain important additional information regarding the Fund, may be accessed on the SEC’s web site at http://www.sec.gov.

If you have any questions concerning the General Partner’s recommendation not to tender your Units in the Peachtree offer, please call Boston Financial Partnership Administration at 1-800-823-4828, between 9AM and 5PM Central Standard Time.

Sincerely,

Boston Financial Partnership Administration

ACS Securities Services, Inc.
Boston Financial Partnership Administration
1-800-823-4828

Below is a listing of secondary market firms that have traded in Boston Financial Tax Credit Limited Partnerships:

American Partnership Services                                                                           800-736-9797
Advantage Partnerships                                                                                      866-735-5579
First Trade WFG                                                                                                    800-700-7998
Alliance Partnership Services                                                                              800-990-5604

As pricing may vary among secondary market makers, it is recommended that you call more than one.  If you have further questions, we recommend that you consult with your Investment Representative.